Exhibit 77I

Sub-Item 77I: Terms of new or amended securities

The response to sub-item 77I with respect to the Investor Select and Fiduciary Share classes of the Money Market, U.S. Treasury and U.S. Government Portfolios of Daily Income Fund (the "Company") is incorporated by reference to the Company's Post-Effective Amendment No. 32, as filed with the Securities and Exchange Commission on May 2, 2013 (Accession No. 0001193125-13-194960).